Exhibit 99.8

Date 28/9/16

Memorandum of Understanding "MOU")

In light of the court decision dated 27 September 2016 in file no. 59618-02-16 this Amended (to the version of 24th September 2016) MOU, entered into by and between Israel 18 B.V and Mr. Gregory Gurtovoy (jointly "Gurtovoy") and Taaman Shivuk Mazon Ltd. or a corporation it will establish for that purpose ('Taaman") (together "The Parties" or "Parties"), is designed to set out the principles for a Shareholder Agreement which will be entered between the Parties (the "Agreement"), as follows:

1.	General

1.1.
The objective of this MOU is to set out in writing the Parties interest to sign a comprehensive Shareholders Agreement with regards to their joint ownership and management of all shares owned by Gurtovoy (directly and indirectly) in BGI Investment (1961) Ltd, and BSD Crown Ltd.

1.2.
This MOU will come into force and effect provided that the Parties have executed the Loan Agreement and the trustee had transferred the Loan Amount set forth therein to Adv. Gitzelter according to the Honorable Judge decision in file no. 59618-02-16 dated 27 September 2016. A copy of which will be attached hereto as Appendix A and according to the provisions detailed in the Loan Agreement and the mechanism specified there and in light with the said in the court decision. A copy of the swift dated 28/09/2016 is attached Hereto as Appendix B.

2.	Cooperation

2.1.	The Parties agree to sign the Agreement based on the terms and principles provided herein.

2.2.
The Parties objective is to establish a new special purpose vehicle (The "SPV") which will hold all the shares of BGI and BSD, held nowadays, directly by Israel 18, or for which Israel 18 holds ownership rights, and/or voting rights all subject to all applicable laws.

2.3.
Gurtovoy undertakes on his expenses to release the shares currently deposited with Meinl Bank in Austria and to transfer them to the SPV, subject to any court decision regarding those shares if required. Alternatively (e.g. if applicable court will deny the transfer of those shares).

Gurtovoy has an option to transfer the same amount of the shares from the market.

2.4.	The Agreement will include the following terms and conditions:

2.4.1.
SPV shall own 71.5% shares in BGI and 19% shares in BSD provided however that in case that there will be any restriction by law to transfer shares of BGI and BSD to an SPV, the Agreement will provide that each Party shall own 50% of the shares held by Israel 18 in BGI and BSD and the Parties shall establish a joint management and joint control within 90 day from the signing of this agreement.

2.4.2.
Taaman will own 50% of the issued and outstanding share capital of the SPV or alternatively will own 35.75% shares of the BGI and 9.5% shares in BSD ("Alternative Structure"). In any structure All the 71.5% shares in BGI and 19% shares in BSD shall he transferred to Advocate Yaacov Amster as a trustee appointed jointly by the Parties (the "Trustee"), if Gurtovoy will uphold his commitments to transfer all the remaining shades (Shimonov, Meinl and Forisimo herein: "the remaining shares") into the Trustee's account and release the shares from any restriction from BSD claim, Gurtovoy will have an option to build an Alternative Structure. Once Gurtovoy has finalized all his commitments he will be entitled to the 50% of the SPV's shares which will in turn hold 71.5% shares in BGI and 19% shares in BSD.

For the above 50% in the SPV, Taaman will pay to Gurtovoy a consideration in amount of US$10,000,000 (the "Consideration"), in any event the Consideration shall be paid not later than 10 days after Gurtovoy has finalized all his commitments according to above paragraph and according to this MOU,

The loan period will be extended as long as the trustee has the right to vote under all the shares of Israel 18 B.V (71.5% shares in BGI and 19% shares in BSD). A failure to vote under all these shares will trigger an immediate payment of the loan under section 11 of the loan agreement. A breach of the terms of this MOU by Gurtovoy will also trigger immediate payment of the loan under section 11 of loan agreement.

If Gurtovoy has finalized all his commitments according to this MOU and he is entitled to receive the consideration and only in that case, he will also be entitled not to pay interest on the loan on the period of extension.

Unless two following triggers are met, all the shares in BGI and BSD applicable to Taaman or Gurtovoy and all the shares in SPV will be held on the Trustee's account and will be managed and voted by the Trustee under the joint instructions of both Parties.

Triggers to release the shares from the Trustee's account;

1.	Consideration is paid in full.

2.	Gurtovoy has finalized all his commitments according to above paragraph and according to this MOU

As an interim mechanism until Gurtovoy upholds all his commitments, Gurtovoy will be entitled to 50% of the SPV's and of all its subsidiaries' dividends or any other distributions (and Taaraan will be entitled to the rest 50%). It should be clarified that this participation in dividends or any other distributions which the Gurtovoy will be entitled for is an interim mechanism only and Gurtovoy will be entitled de facto to the assignment of the SPV's shares only when he had executed all his commitments according to this MOU and the Loan Agreement.

2.4.3.
Gurtovoy commits to ensure that within ten (10) days from signing this MOU, all of the proxies allowing the use of voting rights arising from the Shani Shears and remaining shares will be given to the trustee which will act according to this agreement and vote on behalf of the shares which are in his possession and on behalf of the remaining shares, that until Gurtovoy will complete all his duties and transfer all the shares to the SPV. Instructions to the trustee will be given according to a joint decision of both Parties. Any failure to provide and use the voting rights of all the shares subject to this MOU (Shani, Meinlt Fortisimo and Shimonov) within 10 days from the signing of this agreement, will be a breach of this MOU and a breach of contract of the Loan Agreement. In that case Taaman can sell all the shares of the SPV and fulfill all securities in Loan Agreement. In any event Gurtovoy shall have an option before the sale to cure the default in 14 days.

2.4.4.
A failure to deliver the remaining shares to the Trustee's account, apart from those remaining shares which might be under a lien or pledge due to BSD claim, subject 10 this MOU within 18 months from the signature of this contract will be considered as a breach of this MOU and a breach of the Loan Agreement as above.

2.4.5.
A failure to release restrictions from any shares subject of this MOU (shani, menil, fortissimo and shimonov) due to a the BSD claim against Israel 18 B.V. (Tel Aviv District Court) within 36 months from the signature of this contract will be considered as a breach of this MOU and a breach of the Loan Agreement as above.

2.4.6
In case BSD's claim will be accepted by the court, in a final judgment (herein: "BSDs Debt"), Gurtovoy will be responsible to pay BSD's debt. In the event Gurtovoy will not pay BSD's debt, Taaman will have the right, to pay out BSD's Debt, and any such payment will be charged off Gurtovoy's part where for this calculation, Gurtovoy's shares will be worth 10 million dollars if he had completed ail his duties according to this agreement.

2.5.	In any case (except if other remedy period is explicitly written) Gurtovoy shall have the 30 day remedy period to remedy any default under this agreement.

2.6.	Operational management of the SPV and its subsidiaries.

2.6.1.	Signatory rights. The following corporate actions of the SPV and its subsidiaries will be executed with a signature of a representative of each Party:

2.6.1.1.	All payment orders that are not in the regular business manner;

2.6.1.2.	Any borrowing or raising money (including entering into any finance lease), or increasing its indebtedness that are not in the regular business manner;

2.6.1.3.	Making any loan, or granting any credit or giving any guarantee or indemnity;

2.6.1.4.	The declaration or any other matters relating to payment of any dividend or other distribution, adoption, amendment, modification or cancellation of the dividend policy;

2.6.1.5.
Instituting, settling, abandoning or compromising any legal, court, arbitration or administrative proceedings in any jurisdiction (or admission of liability) by any subsidiary involving a potential liability of or claim by any subsidiary;

2.6.1.6.	Disposal or Encumbrance of SFV's and its subsidiaries' assets;

2.6.1.7.	Acquisitions;

2.6.1.8.	Share increases or dilutions;

2.6.1.9.	Nomination of new lawyers and accountants to the corporations.

2.6.2.	The SPV or the shareholders will make Taaman and/or a representative on its behalf to have a signatory right also in the subsidiaries,

2.6.3.
Until Gurtovoy will complete his duties to transfer the voting rights of all the shares to the trustee as mentioned in item 2.4.3 the trustee will vote with the shares that are in his possession and with the shares in which he received a power of attorney according to Taaman's orders.

2.6.4.
Workers. The Parties will review the employees' loyalty to the Parties in the operational Companies and in subsidiaries and as long a party will think that an employee is not loyal, he will have the right to demand the replacement of the employee and inclusive in the subsidiaries.

2.6.5.
Nominating directors in all subsidiaries. The parties will call for general meetings within 30 days from the day of signing this MOU and within they will ask to replace all directors that can be replaced with directors that will be agreed by all Parties.

Representation will be proportionate to each of the Party's ownership in the SPV.

2.7.
Both this MOU and the Agreement shall be subjected to obtaining all approvals required by the taws of Israel including the approval of the Anti-Trust commissioner of Israel as long as it is needed. Any action under this MOU or the Agreement, which requires the approval of the Anti-Trust commissioner, shall not be executed until such approval is received. The Parties agree to make all necessary announcements and releases required by any securities laws in the countries in which the shares of any subsidiary are listed provided that any report including mentioning of the other Party's name will be done in coordination with the other Party.

2.8.	Share transfers. Each of the Parties will obtain first refusal, drag along and tag along rights.

2.9.	Resolution of Deadlock. In case deadlock arises, Parties will seek arbitration resolution.

3.	Binding Nature

This MOU will bind the Parties if the Parties have failed to agree on a specified agreement within 60 days. Until the final agreement is signed this MOU is binding.

4.	General

This MOU will be read complementary with the Loan Agreement signed by the Parties

/s/Gregory Gurtovoy	/s/ Israel 18	/s/ Taaman
Gregory Gurtovoy	Israel 18	Taaman

Attorney approval of Taaman

I, the undersigned ______________, attorney of Taaman Shivuk Mazon Ltd, hereby confirm that this agreement was signed by authorized signatories of the company and in accordance with the signatory rights of Taaman.

Attorney approval of Israel 18

I, the undersigned ______________, attorney of Israel 18, hereby confirm that this agreement was signed by an authorized signatory in accordance with the power of attorney given to Mr. Gregory Gurtovoy by the company, and a copy is attached hereto.

Signature and stamp of the attorney:                                                  date:

Attorney approval of Mr. Gregory Gurtovoy

I, the undersigned ______________, attorney of Mr. Gregory Gurtovoy, hereby confirm that Mr. Gregory Gurtovoy signed on this MOU.

Signature and stamp of the attorney; ______ date: _____________________

List of Appendixes

"A A copy of the courtt decision in file no. 59618-02-16 dated 27 September 2016;

"B" A copy of the swift dated 28/09/2016.

Appendix "A"

A copy of the court decisions in file
no. 59618-02-16 dated 27 September
2016

[removed]

Appendix "B"

A copy of the
swift dated
28/09/2016

[removed]